                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                         AUXILIUM PHARMACEUTICALS, INC.
             -------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    05334D107
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

CUSIP No. 05334D107                   13G                     Page 2 of 20 Pages

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURE MANAGERS LIMITED
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            BERMUDA
--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER --0--
                             ---------------------------------------------------
     NUMBER OF SHARES        6. SHARED VOTING POWER 1,501,125
BENEFICIALLY OWNED BY EACH   ---------------------------------------------------
   REPORTING PERSON WITH     7. SOLE DISPOSITIVE POWER --0--
                             ---------------------------------------------------
                             8. SHARED DISPOSITIVE POWER 1,501,125
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,501,125
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
--------------------------------------------------------------------------------

CUSIP No. 05334D107                   13G                     Page 3 of 20 Pages

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURE MANAGERS INC.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            NEW YORK
--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER --0--
                             ---------------------------------------------------
     NUMBER OF SHARES        6. SHARED VOTING POWER 1,501,125
BENEFICIALLY OWNED BY EACH   ---------------------------------------------------
   REPORTING PERSON WITH     7. SOLE DISPOSITIVE POWER --0--
                             ---------------------------------------------------
                             8. SHARED DISPOSITIVE POWER 1,501,125
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,501,125
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
--------------------------------------------------------------------------------

CUSIP No. 05334D107                   13G                     Page 4 of 20 Pages

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P.1
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER --0--
                             ---------------------------------------------------
     NUMBER OF SHARES        6. SHARED VOTING POWER 1,501,125
BENEFICIALLY OWNED BY EACH   ---------------------------------------------------
   REPORTING PERSON WITH     7. SOLE DISPOSITIVE POWER --0--
                             ---------------------------------------------------
                             8. SHARED DISPOSITIVE POWER 1,501,125
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,501,125
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
--------------------------------------------------------------------------------

CUSIP No. 05334D107                   13G                     Page 5 of 20 Pages

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P.2
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER --0--
                             ---------------------------------------------------
     NUMBER OF SHARES        6. SHARED VOTING POWER 1,501,125
BENEFICIALLY OWNED BY EACH   ---------------------------------------------------
   REPORTING PERSON WITH     7. SOLE DISPOSITIVE POWER --0--
                             ---------------------------------------------------
                             8. SHARED DISPOSITIVE POWER 1,501,125
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,501,125
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
--------------------------------------------------------------------------------

CUSIP No. 05334D107                   13G                     Page 6 of 20 Pages

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P.3
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER --0--
                             ---------------------------------------------------
     NUMBER OF SHARES        6. SHARED VOTING POWER 1,501,125
BENEFICIALLY OWNED BY EACH   ---------------------------------------------------
   REPORTING PERSON WITH     7. SOLE DISPOSITIVE POWER --0--
                             ---------------------------------------------------
                             8. SHARED DISPOSITIVE POWER 1,501,125
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,501,125
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
--------------------------------------------------------------------------------

CUSIP No. 05334D107                   13G                     Page 7 of 20 Pages

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II STRATEGIC PARTNERS L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER --0--
                             ---------------------------------------------------
     NUMBER OF SHARES        6. SHARED VOTING POWER 1,501,125
BENEFICIALLY OWNED BY EACH   ---------------------------------------------------
   REPORTING PERSON WITH     7. SOLE DISPOSITIVE POWER --0--
                             ---------------------------------------------------
                             8. SHARED DISPOSITIVE POWER 1,501,125
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,501,125
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
--------------------------------------------------------------------------------

CUSIP No. 05334D107                   13G                     Page 8 of 20 Pages

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SITCO NOMINEES LTD. VC 01903 AS NOMINEE OF SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II GROUP CO-INVESTMENT SCHEME
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            BERMUDA
--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER --0--
                             ---------------------------------------------------
     NUMBER OF SHARES        6. SHARED VOTING POWER 1,501,125
BENEFICIALLY OWNED BY EACH   ---------------------------------------------------
   REPORTING PERSON WITH     7. SOLE DISPOSITIVE POWER --0--
                             ---------------------------------------------------
                             8. SHARED DISPOSITIVE POWER 1,501,125
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,501,125
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
--------------------------------------------------------------------------------

CUSIP No. 05334D107                   13G                     Page 9 of 20 Pages

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SV (NOMINEES) LIMITED AS NOMINEE OF SCHRODER VENTURES INVESTMENTS LIMITED
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            GUERNSEY
--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER --0--
                             ---------------------------------------------------
     NUMBER OF SHARES        6. SHARED VOTING POWER 1,501,125
BENEFICIALLY OWNED BY EACH   ---------------------------------------------------
   REPORTING PERSON WITH     7. SOLE DISPOSITIVE POWER --0--
                             ---------------------------------------------------
                             8. SHARED DISPOSITIVE POWER 1,501,125
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,501,125
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
--------------------------------------------------------------------------------

CUSIP No. 05334D107                   13G                   Page 10 of 20 Pages

ITEM 1(a).  NAME OF ISSUER:

            Auxilium Pharmaceuticals, Inc. (the "Issuer")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            160 West Germantown Pike, Suite D-5
            East Norriton, PA 19401

ITEM 2(a).  NAME OF PERSON FILING:

            This statement is being filed by the following persons:

                    (i) Schroder Ventures International Life Sciences Fund II L.P.1 ("SVILSF II LP1"), Schroder Ventures International Life Sciences Fund II L.P.2 ("SVILSF II LP2"), Schroder Ventures International Life Sciences Fund II L.P.3 ("SVILSF II LP3"), Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. ("SVILSF II Strategic Partners"), SITCO Nominees Ltd. VC 01903 as Nominee of Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme ("SVILSF II Co-Investment") and SV (Nominees) Limited as Nominee of Schroder Venture Investments Limited ("SVIL") (collectively, the "Funds"), direct owners of the shares of Common Stock of the Issuer;

                    (ii) Schroder Venture Managers Inc., a New York corporation
                         ("SVMI"), and General Partner of SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners; and

                    (iii) Schroder Venture Managers Limited, a Bermuda limited company ("SVML"), and fund manager to SVMI.

            SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI and SVML are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI and SVML:

            Schroder Administrative Services (Bermuda) Limited
            22 Church Street
            Hamilton HM 11 Bermuda
            Attn: Karen Shillingford

CUSIP No. 05334D107                   13G                   Page 11 of 20 Pages

ITEM 2(c).  CITIZENSHIP:

            SVILSF II LP1 - Delaware
            SVILSF II LP2 - Delaware
            SVILSF II LP3 - Delaware
            SVILSF II Strategic Partners - Delaware
            SVILSF II Co-Investment - Bermuda
            SVIL - Guernsey
            SVMI - New York
            SVML - Bermuda

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share

ITEM 2(e).  CUSIP NUMBER:

            05334D107

ITEM 3.     Not applicable.

ITEM 4.     OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in
            Item 1.

            For SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI and SVML:

            (a) Amount beneficially owned: 1,501,125 shares of Common Stock

            (b) Percent of class: 7.3%

            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote: --0--

                (ii)  Shared power to vote or to direct the vote: 1,501,125

                (iii) Sole power to dispose or to direct the disposition of:
                      --0--

                (iv)  Shared power to dispose or to direct the disposition of:
                      1,501,125

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

CUSIP No. 05334D107                   13G                   Page 12 of 20 Pages

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            The shares beneficially owned by SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI and SVML are directly owned by the Funds. SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, SVILSF II Strategic Partners, SVILSF II Co-Investment and SVIL, each individually own less than 5% of the shares. SVML serves as the fund manager to SVMI. SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, SVILSF II Strategic Partners, SVILSF II Co-Investment and SVIL are contractually obligated to act consistent with the investment recommendations and decisions of SVMI.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP No. 05334D107                 13G                      Page 13 of 20 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               March 29, 2005
                                       -----------------------------------------
                                                    Date

                                       SCHRODER VENTURE MANAGERS INC.

                                       By: Its Director and Vice President,

                                       /s/ Gary Carr
                                       -----------------------------------------
                                                     Signature

                                       Gary Carr, Authorized Signatory
                                       -----------------------------------------
                                                     Name/Title

                                       SCHRODER VENTURE MANAGERS LIMITED

                                       By: Its Director,

                                       /s/ Gary Carr
                                       -----------------------------------------
                                                     Signature

                                       Gary Carr, Authorized Signatory
                                       -----------------------------------------
                                                     Name/Title

CUSIP No. 05334D107                 13G                      Page 14 of 20 Pages

                                       SCHRODER VENTURES INTERNATIONAL LIFE
                                       SCIENCES FUND II L.P.1

                                       By: Schroder Venture Managers, Inc.,
                                           its General Partner

                                       /s/ Douglas Mello    /s/ Gary Carr
                                       -----------------------------------------
                                                     Signature

                                       Douglas Mello, Gary Carr, Authorized
                                       Signatories
                                       -----------------------------------------
                                                     Name/Title

                                       SCHRODER VENTURES INTERNATIONAL LIFE
                                       SCIENCES FUND II L.P.2

                                       By: Schroder Venture Managers, Inc.,
                                           its General Partner

                                       /s/ Douglas Mello    /s/ Gary Carr
                                       -----------------------------------------
                                                      Signature

                                       Douglas Mello, Gary Carr, Authorized
                                       Signatories
                                       -----------------------------------------
                                                      Name/Title

                                       SCHRODER VENTURES INTERNATIONAL LIFE
                                       SCIENCES FUND II L.P.3

                                       By: Schroder Venture Managers, Inc.,
                                           its General Partner

                                       /s/ Douglas Mello    /s/ Gary Carr
                                       -----------------------------------------
                                                      Signature

                                       Douglas Mello, Gary Carr, Authorized
                                       Signatories
                                       -----------------------------------------
                                                      Name/Title

CUSIP No. 05334D107                 13G                      Page 15 of 20 Pages

                                      SITCO NOMINEES LTD. VC 01903 AS NOMINEE
                                      OF SCHRODER VENTURES INTERNATIONAL
                                      LIFE SCIENCES FUND II GROUP CO-
                                      INVESTMENT SCHEME

                                      By: SITCO Nominees Ltd. VC 01903

                                      /s/ Douglas Mello    /s/ Gary Carr
                                      ------------------------------------------
                                                      Signature

                                      Douglas Mello,  Gary Carr, Authorized
                                      Signatories
                                      ------------------------------------------
                                                      Name/Title

                                      SCHRODER VENTURES INTERNATIONAL LIFE

                                      SCIENCES FUND II STRATEGIC PARTNERS L.P.

                                      By: Schroder Venture Managers Inc.,
                                          its General Partner

                                      /s/ Douglas Mello    /s/ Gary Carr
                                      ------------------------------------------
                                                      Signature

                                      Douglas Mello,  Gary Carr, Authorized
                                      Signatories
                                      ------------------------------------------
                                                      Name/Title

                                      SV (NOMINEES) LIMITED AS NOMINEE OF
                                      SCHRODER VENTURES INVESTMENTS LIMITED

                                      By: SV (Nominees) Limited

                                      /s/ Laurence McNairn
                                      ------------------------------------------
                                                      Signature

                                      /s/ Laurence McNairn, Authorized Signatory
                                      ------------------------------------------
                                                      Name/Title

CUSIP No. 05334D107                 13G                      Page 16 of 20 Pages

                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.